December 21, 2006

Re: Dissolution of Wells Fund IV Limited Partnership

Dear Financial Representative:

Back in June, I informed you that Wells Fund IV Limited Partnership would be closing following the sale of 10407 Centurion Parkway North in Jacksonville, Florida. As a reminder, the last net sale proceedsfirst distribution of $3,900,000 in net sale proceeds was made in November 2006. At that time, we had reserved approximately $754,000 including both cash from operations and net sales proceeds. The potential property sale obligations have now expired and the final dissolution expenses have been determined to be approximately $65,000. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. Accordingly, the remaining proceeds of approximately $689,000 are being distributed as the final liquidating distribution for the partnership, in strict compliance with the partnership agreement. We are sending to your clients their share in the final liquidating distribution for the Wells Fund IV Limited Partnership. This signals the completion of this investment program.

Enclosed for your reference is a sample of the communication being sent to your clients in this fund, along with a list of clients who have received a letter of notification. <<Fund III:

The total Fund III net sale proceeds to be disbursed is $6,658,000. This includes the sale of ProGreenville Center and Stockbridge Village Shopping Center.>>

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your support of Wells.

Enthusiastically,

/s/ Stephen G. Franklin, Ph.D.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosures